EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor Inquiries (312) 553-6716	H. Patel Media Inquiries (312) 553-6745

ANIXTER INTERNATIONAL INC.
ANNOUNCES BRANDING STRATEGY FOR
RECENTLY ACQUIRED OEM SUPPLY BUSINESSES

Asset Impairment Charge to be Recorded in Third Quarter

GLENVIEW, IL, October 6, 2004 – Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers, today announced a new branding strategy for its recently acquired fastener and small parts supply businesses.

Following the September 2002 acquisition of the assets and operations of Pentacon, Anixter has acquired Walters Hexagon Group Limited as well as the assets and operations of Distribution Dynamics Inc. All three of these businesses are engaged in the supply of “C” class inventory components to Original Equipment Manufacturers and, collectively have annual sales in excess of $375 million, employ over 1,000 people in 44 locations throughout the United States and the United Kingdom along with a location in each of France and Italy.

As a part of bringing these businesses together to form an industry leading supply chain solution that combines the individual strengths and expertise of the acquired companies with the financial strength and global capabilities of Anixter, a new brand name, Anixter Fastenerssm has been introduced to reflect the combined capabilities.

As a result of this new brand name introduction, Anixter will record an asset impairment charge of $1.8 million in the third quarter of 2004 to write-off the value assigned to the Pentacon name when that business was acquired by Anixter. In addition, in the third quarter Anixter will record approximately $800,000 of acquisition related expenses that were incurred in conjunction with the recent purchase of the assets and operations of Distribution Dynamics. In total, Anixter will record a pre-tax charge of $2.6 million in the third quarter as a result of these items; on an after-tax basis the charge will total $1.5 million or approximately 4 cents per diluted share.

Commenting on the new branding strategy, Robert Grubbs, President and CEO said, “An important part of the future organic growth of these operations depends on establishing marketplace recognition for our ability to deliver high quality customized logistics and supply solutions for Original Equipment Manufacturers on a global basis. Marketing our capabilities under a single brand name, wherever we have the opportunity to serve customers, is an important step in achieving this goal.”

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 275,000 products and over $500 million in inventory, 3) 164 warehouses with more than 4.6 million square feet of space, and 4) locations in 200 cities in 42 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com